Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 7, 2011, relating to the financial statements of Cypress Sharpridge Investments, Inc., and the effectiveness of Cypress Sharpridge Investments, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cypress Sharpridge Investments, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 12, 2011